November 12, 1997                                                  Exhibit 5.1


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  RSL Communications, Ltd.

Ladies/Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by RSL Communications, Ltd. (the "Company"), a Bermuda corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 6,542,888 shares of the Company's Class A common shares, par value $0.00457 per share (the "Class A Common Stock"), to be issued pursuant to, or to be issued upon the exercise of options and stock appreciation rights granted under the Company's Amended and Restated 1995 Stock Option Plan, 1997 Performance Incentive Plan, 1997 Stock Incentive Plan and 1997 Directors' Compensation Plan and pursuant to an employment agreement between the Company and Itzhak Fisher, Chief Executive Officer of the Company.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, and when the Class A Common Stock to be issued are sold and paid for in the manner described in the aforementioned plans and employment agreement, the Class A Common Stock will have been validly issued, fully paid and not subject to further calls.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Conyers, Dill and Pearman